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Contact: Ronald J. Nicolas, Jr
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

Aames Financial Corporation Reports NYSE to Delist Aames Financial Corporation

Los Angeles, California, November 13, 2001 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today reported that it received notification from the New York Stock Exchange that trading in Aames' common stock will be suspended prior to the opening on Thursday, November 15, 2001, or such earlier date as i) Aames is approved to commence trading in another securities marketplace, or ii) there is a material adverse development. The NYSE also notified Aames that following its suspension, the NYSE will inform the United States Securities and Exchange Commission of its intent to delist Aames' common stock from trading on the NYSE.

The NYSE notified Aames that this action is being taken in view of the fact that Aames' common stock has fallen below the NYSE's continued listing standard - the average closing price of the Aames' common stock is less than $1.00 over a consecutive 30 trading day period. Aames is currently seeking to have its common stock quoted on the Over-the-Counter Bulletin Board.

"While we are disappointed by the New York Stock Exchange action, we believe this action has no material impact on the fundamentals of our business and the implementation of our turn-around plan," said A. Jay Meyerson, Aames' Chief Executive Officer.

Aames Financial Corporation is a leading home equity lender, and at September 30, 2001 operated 100 retail Aames Home Loan branches, five wholesale loan centers and one National Loan Center throughout the United States.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2001 and subsequent filings by the Company with the United States Securities and Exchange Commission.